EXHIBIT 99.1

1259 NW 21 Street

Pompano Beach, FL 33069

NEWS

April 28, 2005

FOR MORE INFORMATION:

954-917-7665

HOWARD L. EHLER, JR.

EXECUTIVE VICE PRESIDENT

NASDAQ APPROVES IMPERIAL INDUSTRIES, INC.

FOR SMALL CAP MARKET LISTING

UNDER TRADING SYMBOL “IPII”

Pompano Beach, FL………Imperial Industries, Inc. (OTC Bulletin Board: “IMPL”) announced today that the NASDAQ Stock Market approved the Company’s application to list its common stock on the NASDAQ Small Cap Market, effective at the market opening on Monday, May 2, 2005.

The Company’s ticker symbol on the NASDAQ Small Cap Market will be “IPII”. Following the close of the markets on April 29, 2005 the Company’s common stock will no longer be traded on the OTC Bulletin Board market under the “IMPL” ticker symbol.

S. Daniel Ponce, Imperial’s Chairman of the Board stated: “We believe that trading on the NASDAQ Small Cap Market is an important milestone for the Company and our shareholders and will ultimately increase awareness of the Company in the investment community and strengthen our investor relations by enhancing our exposure among those investors for which a NASDAQ listing is a preference, or regulatory requirement. The listing on the NASDAQ Small Cap Market will provide the Company’s stockholders greater access to all current trading information and price quotations. We are pleased to be listed on the Small Cap Market and we will continue to focus on building value for our shareholders.”

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiaries, Premix-Marbletite Manufacturing Co. and Acrocrete, Inc. The Company through its subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of the Company’s manufactured products, as well as gypsum, roofing, insulation and masonry products manufactured by other companies. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors”. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.